Exhibit 99.1




      TRIBUNE BUYS EDUCATIONAL PUBLISHING CORPORATION FOR $200 MILLION FROM
          BRENTWOOD ASSOCIATES/BECOMES LEADING PUBLISHER OF INNOVATIVE
                 CURRICULUM AND SUPPLEMENTAL EDUCATION MATERIALS

CHICAGO, Mon., Jan. 29, 1996 -- Tribune Company has reached agreement to acquire Educational Publishing Corporation from Brentwood Associates. Educational Publishing is a leading developer, publisher and marketer of supplemental education and innovative curriculum materials for early childhood through high school.

Tribune will purchase the privately held company for $200 million in cash. Completion of the transaction is expected in the first quarter of 1996.

Educational Publishing publishes and distributes core curriculum programs, supplemental curriculum materials and teacher resources through several leading brands: Creative Publications, Ideal School Supply, Instructional Fair and TS Denison. The company, based in Mountain View, Calif., had 1995 revenues of $68 million. Educational Publishing employs 240 full-time and approximately 50 part-time employees.

"One of Tribune's strategies is to become a leading publisher of excellent, innovative education materials," Robert D. Bosau, Tribune Education executive vice president, said. "We're very proud of the commitment of our employees and authors to educational excellence and the high quality products that result from this commitment. Educational Publishing shares our vision and educational philosophy and is an ideal fit with our strategic mission."

Charlotte M. Gemmel, who will remain the president and CEO of Educational Publishing, said, "Our vision for preparing children for the future fits perfectly with the goals of Tribune, and Tribune's innovative education businesses are among the best at what they do. That's why we are so excited about joining the Tribune Team."

"Educational Publishing's association with Tribune sets the stage for a great future," said William Barnum, chairman of the company and a general partner of Brentwood Associates, which acquired Educational Publishing in 1984 and built it into a powerhouse in educational publishing. "Brentwood's long relationship with Educational Publishing is a reflection of our commitment to education and Tribune Education shares this commitment."

Brentwood Associates is a Los Angeles based private equity and venture capital firm with over $750 million under management, specializing in growth-oriented investments in operating companies and traditional venture capital investments.

Tribune Education is a leading publisher of educationally oriented products and services for the school and home markets. Businesses include The Wright Group, Contemporary Books and Everyday Learning Corporation.


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Tribune  Education is a business segment of Tribune,  a leading  information and entertainment company. Tribune also publishes four daily newspapers, owns and operates nine television and five radio stations, produces and syndicates programming and information. Tribune is a significant investor in SoftKey International Inc., a leading multimedia software developer and distributor and has an equity interest in ImageBuilder Software, Inc., a multimedia software developer.

MEDIA CONTACT:                                    INVESTOR CONTACT:
Kelly Shannon                                     Ruthellyn Musil
312/222-4569 (Office)   FAX 312/222-1573          312/222-3787 (Office)
312/944-1169 (Home)                               708/559-0852 (Home)
KellyS435@tribune.com (Internet)                  RMusil@tribune.com (Internet)

BRENTWOOD ASSOCIATES CONTACT

William Barnum
310/477-6611 (Office)
310/477-1011 (Fax)
Wbarnum@brentwood.com (Internet)


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